Exhibit 99.1

Freight Technologies to Purchase Additional $1 Million of Official Trump Tokens

-Company issues additional $1 million of convertible notes from existing $20 million facility-

-Continues advocacy for fair and free trade across the US-Mexico border-

HOUSTON – May 12, 2025 — Freight Technologies, Inc. (Nasdaq: FRGT, “Fr8Tech” or the “Company”), a logistics management innovation company, offering a diverse portfolio of technology-driven solutions, today announced that it has issued two additional convertible notes for $1 million for purchasing Official Trump (“TRUMP”) tokens. This transaction increases Fr8Tech’s purchases of TRUMP to $2 million.

Javier Selgas, Chief Executive Officer of Fr8Tech, commented, “Fr8Tech’s continued investment into TRUMP puts us at the intersection of finance and advocacy. It reflects our confidence in the long-term value and utility of blockchain-based digital assets and provides a unique opportunity to champion fair and free trade across the US-Mexico border in the interests of our customers.”

“While Mexican President Claudia Sheinbaum’s recent comments that the US and Mexico are ‘…working in the coming days on options to improve our trade balance and advance outstanding issues for the benefit of both countries’ is encouraging, we see no reason why a collaborative and constructive framework for fair and free trade cannot be established now. Cross-border trade totaled $840 billion last year, sustained thousands of companies, and supported millions of jobs. We believe both countries have the tools and resources to simultaneously resolve current challenges, such as the flow of fentanyl and other narcotics, and maintain legitimate cross-border commerce,” concluded Selgas.

Fr8Tech’s Chief Financial Officer, Don Quinby, added, “We completed the purchase of TRUMP from the initial $1 million convertible notes, and are excited to deepen our cryptocurrency treasury with this second $1 million tranche. As of midday May 11, 2025, the value of our digital assets, including FET tokens and the initial $1 million purchase of TRUMP, was approximately $10.7 million.”

For further details, please see the full text of the Company’s related Form 8-Ks filed on May 9, 2025, and April 30, 2025.

About Freight Technologies Inc.

Freight Technologies (Nasdaq: FRGT) (“Fr8Tech”) is a technology company offering a diverse portfolio of proprietary platform solutions powered by AI and machine learning to optimize and automate the supply chain process. Focused on addressing the distinct challenges within the supply chain ecosystem, the Company’s portfolio of solutions includes the Fr8App platform for seamless OTR B2B cross-border shipping across the USMCA region; Fr8Now, a specialized service for less-than-truckload (LTL) shipping; Fr8Fleet, a dedicated capacity service for enterprise clients in Mexico; Waavely, a digital platform for efficient ocean freight booking and management of container shipments between North America and ports worldwide and Fleet Rocket a nimble, scalable and cost-effective Transportation Management System (TMS) for brokers, shippers, and other logistics operator. Each product is interconnected within a unified platform to connect carriers and shippers and significantly improve matching and operation efficiency such as live pricing and real-time tracking, digital freight marketplace, brokerage support, transportation management, fleet management, and committed capacity solutions. The company is headquartered in Houston, Texas. For more information, please visit fr8technologies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Fr8Tech’s and Fr8App Inc.’s actual results may differ from their expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Fr8Tech’s and Fr8App Inc.’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability to obtain or maintain the listing of Fr8Tech’s ordinary shares on Nasdaq; (2) changes in applicable laws or regulations; (3) the possibility that Fr8Tech or Fr8App Inc. may be adversely affected by other economic, business and/or competitive factors; (4) risks relating to the uncertainty of the projected financial information with respect to Fr8App Inc.; (5) risks related to the organic and inorganic growth of Fr8App Inc.’s business and the timing of expected business milestones; and (6) other risks and uncertainties identified, including those under “Risk Factors,” to be filed in Fr8Tech other filings with the Securities Exchange Commission.

Fr8Tech cautions that the foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Fr8Tech and Fr8App Inc. caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Fr8Tech and Fr8App Inc. do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Fr8Tech Contact:

Jason Finkelstein

IGNITION Investor Relations

investors@fr8technologies.com